February 2013

Free Writing Prospectus

Registration Statement No. 333-180289

Dated February 8, 2013

Filed Pursuant to Rule 433

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

The 15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due February 28, 2028, With 5-Year Initial Non-Call Period offer the opportunity for investors to earn a contingent coupon each quarter, but only if the level of the S&P 500® Index (the “underlying index”) is greater than or equal to the coupon barrier level of 70% of the initial index level on the related observation date. The contingent quarterly coupon, if payable, will increase during the term of the securities. However, if the closing level of the underlying index is less than the coupon barrier level on any observation date, you will not receive a coupon payment for the related quarterly period. Depending on the performance of the underlying index, investors may receive little or no contingent quarterly coupons. In addition, starting on the fifth anniversary of the original issue date, the securities will be automatically redeemed if the closing level of the underlying index is greater than or equal to the initial index level on any quarterly redemption determination date. If the securities are redeemed, you will receive an early redemption payment equal to sum of the stated principal amount plus the related contingent quarterly coupon. At maturity, if the securities have not previously been redeemed and the final index level is greater than or equal to the downside threshold level of 50% of the initial index level, the payment at maturity will be the stated principal amount and, if the final index level is also greater than or equal to the coupon barrier level, the related contingent quarterly coupon. However, if the final index level is less than the downside threshold level, you will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero. Accordingly, the securities do not guarantee any return of principal at maturity. These long-dated securities are for investors who are willing to risk their principal and seek an opportunity to earn interest at a potentially above-market rate that increases at specified intervals in exchange for the risk of receiving no quarterly coupon over the entire 15-year term. The securities will not be called until after the initial five-year period. Investors will not participate in any appreciation of the underlying index. All payments on the securities are subject to the credit risk of HSBC.

SUMMARY TERMS

Issuer:	HSBC USA Inc.
Underlying index:	S&P 500® Index (Bloomberg symbol: “SPX”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date*:	February 22, 2013
Original issue date*:	February 28, 2013 (4 business days after the pricing date)
Maturity date*:	February 28, 2028, subject to adjustment as described herein and in the accompanying Equity Index Underlying Supplement.
Early redemption:	The securities are not subject to automatic early redemption until the fifth anniversary of the original issue date. Following this initial five-year period, if on any redemption determination date, the closing level of the underlying index is greater than or equal to the initial index level, the securities will be automatically redeemed for an early redemption payment on the related early redemption date.
Early redemption payment:	The early redemption payment will be an amount equal to the sum of (i) the stated principal amount and (ii) the contingent quarterly coupon with respect to the related observation date.
Redemption determination dates:	Quarterly, on the fourth scheduled business day preceding each scheduled early redemption date, beginning on the fourth scheduled business day preceding February 28, 2018, subject to postponement as described herein.
Early redemption dates:	Starting on February 28, 2018, quarterly, on the 28th day of each February, May, August and November; provided that if any such day is not a business day, the early redemption payment will be made on the next succeeding business day and no adjustment will be made to any early redemption payment made on that succeeding business day.
Contingent quarterly coupon:

A contingent coupon will be paid on the securities on each coupon payment date, but only if the closing level of the underlying index is at or above the coupon barrier level on the related observation date. If payable, the contingent quarterly coupon will be paid at the following annual rates:

•          from and including the original issue date to but excluding February 28, 2018, 5.50%;

•          from and including February 28, 2018 to but excluding February 28, 2023, 6.50%; and

•          from and including February 28, 2023 to but excluding the maturity date, 10.00%.

Coupon barrier level:	70% of the initial index level
Observation dates:	Quarterly, on the fourth scheduled business day preceding each scheduled coupon payment date, beginning on May 28, 2013, subject to postponement as described herein.
Coupon payment dates:	Quarterly, on the 28th day of each February, May, August and November, beginning on May 28, 2013, subject to postponement as described herein and in the accompanying Equity Index Underlying Supplement; provided that if any such day is not a business day, the contingent quarterly coupon payment will be made on the next succeeding business day and no adjustment will be made to any contingent quarterly coupon payment made on such succeeding business day.
Payment at maturity:

•    If the final index level is greater than or equal to the downside threshold level:

the stated principal amount and, if the final index level is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final observation date; or

•    If the final index level is less than the downside threshold level:

(i) the stated principal amount multiplied by (ii) the index performance factor. In this case, the payment at maturity will be less than 50% of the stated principal amount of the securities and could be zero.

Index performance factor:	Final index level / Initial index level
Downside threshold level:	50% of the initial index level
Initial index level:	The closing level of the underlying index on the pricing date.
Final index level:	The closing level of the underlying index on the final observation date.
CUSIP:	40432XBD2
ISIN:	US40432XBD21
Listing:	The securities will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Additional Information About the Securities—General Information—Supplemental plan of distribution (conflicts of interest).”

Commissions and issue price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per security:	$1,000	$3.50	$996.50
Total:
(1)	HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of up to $3.50 per $1,000 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of up to $3.50 for each security they sell. See “Additional Information About the Securities”—“General Information”—“Supplemental plan of distribution; conflicts of interest.”

* The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

Investment in the securities involves certain risks. See “Risk Factors” beginning on page 6 of this free writing prospectus, page S-1 of the Equity Index Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved the securities, or determined that this free writing prospectus or the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this document together with the related Equity Index Underlying Supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Investment Summary

The 15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index due February 28, 2028, With 5-Year Initial Non-Call Period, which we refer to as the securities, provide an opportunity for investors to earn a contingent coupon each quarter, but only if the closing level of the S&P 500® Index is greater than or equal to 70% of the coupon barrier level on the related observation date. The contingent quarterly coupon will increase during the term of the securities, and if payable, will be paid quarterly on each coupon payment date or on the maturity date, as applicable.

If the closing level is less than the coupon barrier level on any observation date, you will not receive a contingent quarterly coupon for the related quarterly period. Even if the underlying index is greater than or equal to the coupon barrier level on a particular quarterly observation date, it may fluctuate below the coupon barrier level on other observation dates. It is possible that the closing level of the underlying index could remain below the coupon barrier level for extended periods of time, or even throughout the entire 15-year term of the securities, so that you will receive little or no contingent quarterly coupons. In addition, if the securities have not been automatically called prior to maturity and the final index level is less than 50% of the initial index level, which we refer to as the downside threshold level, you will be exposed to the decline in the underlying index on a 1 to 1 basis and will receive a payment at maturity that is less than 50% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment and also the risk of not receiving any contingent quarterly coupons throughout the entire 15-year term of the securities.

Maturity:	15 years

Contingent quarterly coupon:

A contingent coupon will be paid on the securities on each coupon payment date only if the closing level of the underlying index is at or above the coupon barrier level on the related observation date. If payable, the contingent quarterly coupon will be paid at the following annual rates:

• from and including the original issue date to but excluding February 28, 2018, 5.50%;

• from and including February 28, 2018 to but excluding February 28, 2023, 6.50%; and

• from and including February 28, 2023 to but excluding the maturity date: 10.00%.

If on any observation date, the closing level of the underlying index is less than the coupon barrier level, we will not pay a coupon for the applicable quarterly period.

Early redemption dates:	Starting on February 28, 2018, if the index closing level is greater than or equal to the initial index level on any quarterly redemption determination date, beginning on the fourth scheduled business day preceding February 28, 2018, the securities will be automatically redeemed for an early redemption payment equal to the stated principal amount plus the contingent quarterly coupon with respect to the related observation date.
Payment at maturity:

If the final index level is greater than or equal to the downside threshold level, investors will receive at maturity the stated principal amount and, if the final index level is also greater than or equal to the coupon barrier level, the contingent quarterly coupon with respect to the final observation date.

If the final index level is less than the downside threshold level, investors will receive a payment at maturity equal to the stated principal amount times the index performance factor, which will be less than 50% of the stated principal amount of the securities and could be zero. Accordingly, investors in the securities must be willing to accept the risk of losing their entire initial investment.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and an Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents. HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Key Investment Rationale

The securities do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon only if the index closing level of the underlying index is greater than or equal to the coupon barrier level on the related observation date. The securities have been designed for investors who are willing to forgo market floating interest rates and accept the risk of not receiving any coupon payments for the entire 15-year term of the securities in exchange for an opportunity to earn interest at a potentially above-market rate if the underlying index closes at or above the coupon barrier level on each quarterly observation date until the securities are redeemed early or reach maturity. The following scenarios are for illustrative purposes only to demonstrate how the coupon and the payment at maturity (if the securities have not previously been redeemed) are calculated, and do not attempt to demonstrate every situation that may occur. Accordingly, the securities may or may not be redeemed, the contingent coupon may be payable in none of, or some but not all of, the quarterly periods during the 15-year term of the securities, and the payment at maturity may be less than 50% of the stated principal amount of the securities and may be zero.

Scenario 1: The securities are redeemed prior to maturity	Starting on February 28, 2018, if the underlying index closes greater than or equal to the initial index level on a quarterly redemption determination date, the securities will be automatically redeemed for the stated principal amount plus the contingent quarterly coupon with respect to the related observation date.
Scenario 2: The securities are not redeemed prior to maturity and investors receive principal back at maturity	In this scenario, the closing level of the underlying index does not equal or exceed the initial index level on any of the quarterly redemption determination dates. On the final observation date, the underlying index closes at or above the downside threshold level. At maturity, investors will receive the stated principal amount and, depending on whether the final index level is greater than, equal to or below the coupon barrier level, the contingent quarterly coupon with respect to the final observation date.
Scenario 3: The securities are not redeemed prior to maturity and investors suffer a substantial loss of principal at maturity	As in Scenario 2, in this scenario, the closing level of the underlying index does not equal or exceed the initial index level on any of the quarterly redemption determination dates On the final observation date, the underlying index closes below the downside threshold level. At maturity, investors will receive an amount equal to the stated principal amount multiplied by the index performance factor, which will be less than 50% of the stated principal amount and could be zero. No coupon will be paid at maturity in this scenario.

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing level on each quarterly observation date, (2) the closing level on each quarterly redemption determination date (starting in February 2018) and (3) the final index level. Please see “Hypothetical Examples” beginning on page 9 for illustration of hypothetical payouts on the securities.

Diagram #1: Contingent Quarterly Coupons (Beginning on the First Coupon Payment Date until Early Redemption or Maturity)

Diagram #2: Automatic Early Redemption (Starting only on February 28, 2018)

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Diagram #3: Payment at Maturity if No Automatic Early Redemption Occurs

For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on page 9.

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Risk Factors

We urge you to read the section “Risk Factors” on page S-3 in the accompanying prospectus supplement and on page S-1 of the Equity Index Underlying Supplement. Investing in the securities is not equivalent to investing directly in the underlying index. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Equity Index Underlying Supplement, including the explanation of risks relating to the securities described in the following sections:

“— Risks Relating to All Note Issuances” in the prospectus supplement; and

“—General Risks Related to Indices” in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

▪	You may lose your entire initial investment. The securities do not guarantee any return of principal. The securities differ from ordinary debt securities in that we will not necessarily pay the full principal amount of the securities at maturity. If the securities have not been automatically redeemed prior to maturity and if final index level is less than the downside threshold level, you will be exposed to the decline in the closing level of the underlying index, as compared to the initial index level, on a 1 to 1 basis and you will receive for each security that you hold at maturity an amount equal to the stated principal amount times the index performance factor. In this case, the payment at maturity will be less than 50% of the stated principal amount and could be zero.

▪	The securities do not provide for the regular payment of interest. The terms of the securities differ from those of ordinary debt securities in that they do not provide for the regular payment of interest. Instead, the securities will pay a contingent quarterly coupon, but only if the closing level of the underlying index is greater than or equal to the coupon barrier level on the related observation date. If the closing level is lower than the coupon barrier level on the relevant observation date for any interest period, you will not receive a coupon payment on the applicable coupon payment date. It is possible that the closing level could remain below the coupon barrier level for extended periods of time or even throughout the entire 15-year term of the securities so that you will not receive any contingent quarterly coupons. If you do not earn sufficient contingent coupons over the term of the securities, and particularly if we pay to you less than the principal amount at maturity, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪	The securities may be called prior to the maturity date. The term of your investment in the securities may be shortened due to the automatic early redemption feature of the securities. If the securities are redeemed prior to maturity, you will not receive additional contingent quarterly coupons after the redemption date and may be forced to invest in a lower interest rate environment. You may not be able to reinvest at comparable terms or returns. In addition, if the securities are redeemed prior to maturity, you may not receive the benefit of the increase that are payable on the securities in the later part of their term. However, the securities will not be redeemed in the first five years of their term.

▪	Your return on the securities is limited to the any contingent quarterly coupons, regardless of any appreciation in the level of the underlying index. You will not participate in any appreciation in the underlying index from the initial index level, and the return on the securities will be limited to the contingent quarterly coupon that is paid with respect to each observation date on which the closing level is greater than or equal to the coupon barrier level, if any. It is possible that the closing level of the underlying index could be below the coupon barrier level on most or all of the observation dates so that you will receive little or no contingent quarterly coupons. Accordingly, the return on the securities may be significantly less than the return on a direct investment in the underlying index during the term of the securities.

▪	The market price will be influenced by many unpredictable factors. Several factors will influence the value of the securities in the secondary market and the price at which HSBC Securities (USA) Inc. may be willing to purchase or sell the securities in the secondary market, including: the level and volatility (frequency and magnitude of changes in level) of the underlying index, whether the closing level has been below the coupon barrier level on any observation date, interest and yield rates, the time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index and which may affect the payments on the securities and any actual or anticipated changes in

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

our credit ratings or credit spreads. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. You may receive less, and possibly significantly less, than the stated principal amount per security if you sell your securities prior to maturity.

▪	The securities are not insured by any governmental agency of the United States or any other jurisdiction. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full amounts due on the securities.

▪	Credit risk of HSBC USA Inc. The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. HSBC Securities (USA) Inc. may, but is not obligated to, make a market in the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to transact. If, at any time, HSBC Securities (USA) Inc. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Certain built-in costs are likely to adversely affect the value of the securities prior to maturity. The original issue price of the securities includes the agent’s fees and commissions and the estimated cost of HSBC hedging its obligations under the securities. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the stated maturity date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

▪	Hedging and trading activity by our affiliates could potentially affect the value of the securities. One or more of our affiliates expect to carry out hedging and trading activities related to the securities and the underlying index. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index level and, as a result, the coupon barrier level and the downside threshold level. Additionally, such hedging or trading activities during the term of the securities could adversely affect the level of the underlying index on the observation dates and, accordingly, whether the securities are automatically called prior to maturity and, if the securities are not called prior to maturity, the payment to you at maturity.

▪	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the securities. As calculation agent, HSBC or one of its affiliates will determine the initial index level, the coupon barrier level, the downside threshold level, the final index level, whether the contingent quarterly coupon will be paid on each coupon payment date whether the securities will be redeemed following any redemption determination date, and whether a market disruption event has occurred. Determinations made by HSBC or one of its affiliates in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may adversely affect the payments on the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes.

Please read the discussion under “Fact Sheet – General Information – Tax considerations” in this document concerning the U.S. federal income tax consequences of an investment in the securities. Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a single financial contract that provides for a contingent quarterly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income or loss on the securities might differ significantly from the tax treatment described herein. Non-U.S. Holders should note that we currently intend to withhold on any contingent quarterly coupon paid to Non-U.S. Holders and will not be

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

required to pay any additional amounts with respect to amounts withheld. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Hypothetical Examples

The examples below are based on the following terms:

Hypothetical Initial Index Level:	1,500
Hypothetical Coupon Barrier Level:	1,050, which is 70% of the hypothetical initial index level
Hypothetical Downside Threshold Level:	750, which is 50% of the hypothetical initial index level
Contingent Quarterly Coupon:

A contingent coupon will be paid on the securities on each coupon payment date, but only if the closing level of the underlying index is at or above the coupon barrier level on the related observation date.

If payable, the contingent quarterly coupon will be paid at the following annual rates:

•      from and including the original issue date to but excluding February 28, 2018, 5.50% (corresponding to $13.75 per $1,000 in principal amount per quarter)

•   from and including February 28, 2018 to but excluding February 28, 2023, 6.50% (corresponding to $16.25 per $1,000 in principal amount per quarter)

•     from and including February 28, 2023 to but excluding the maturity date, 10.00% (corresponding to $25.00 per $1,000 in principal amount per quarter)

In Example 1, the closing level of the underlying index is greater than or equal to the initial index level on one of the quarterly redemption determination dates (beginning on the fourth business day preceding February 28, 2018). As a result, the securities are automatically redeemed on the related early redemption date. In Examples 2, 3, and 4, the closing level is less than the initial index level on all of the redemption determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity.

Example 1— The securities are automatically redeemed following the quarterly redemption determination date in February 2024, as the closing level is greater than or equal to the initial index level on that redemption determination date. Prior to that time, the underlying index had declined substantially from the initial index level. Including the observation date immediately preceding the redemption, the closing level of the underlying index was at or above the coupon barrier level only 10 of the 44 quarterly observation dates, including the final observation date.  Therefore, you would receive the contingent quarterly coupons with respect to those 10 observation dates and the early redemption payment, as illustrated by the table below:

Observation Date(s)	Closing Level on Observation Date(s)	Applicable Annual Rate	Total Contingent Quarterly Coupon(s)	Early Redemption Payment
1 to 6	1,050 to 1,300	5.50% (corresponding to $13.75 per quarter)	$13.75 × 6 = $82.50	N/A
7 to 20	800 to 975	5.50% (corresponding to $13.75 per quarter)	$0	N/A
21 to 40	800 to 975	6.50% (corresponding to $16.25 per quarter)	$0	N/A
41 to 43	1,150 to 1,250	10% (corresponding to $25.00 per quarter)	$25.00 x 3 = $75.00
44	At least 1,500	10% (corresponding to $25.00 per quarter)	—*	$1,025.00

* The early redemption payment includes the contingent quarterly coupon with respect to the related observation date.

The total payment over the 11-year term of the securities is $82.50 + $75.00 + $1,025.00 = $1,182.50

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Example 2—The securities are not redeemed prior to maturity, as the closing level is less than the initial index level on all of the quarterly redemption determination dates. The closing level is at or above the coupon barrier level on all 60 quarterly observation dates, including the final observation date, on which the closing level is 1,300. Therefore, you would receive (i) the contingent quarterly coupons with respect to the 59 observation dates prior to the final observation date and (ii) the payment at maturity calculated as $1,000 + $25 = $1,025, as illustrated by the table below:

Observation Date(s)	Closing Level on Observation Date(s)	Applicable Annual Rate	Total Contingent Quarterly Coupon(s)	Payment at Maturity
1 to 20	1,250 to 1,380	5.50% (corresponding to $13.75 per quarter)	$13.75 × 20 = $275	N/A
21 to 40	1,100 to 1,300	6.50% (corresponding to $16.25 per quarter)	$16.25 × 20 = $325	N/A
41 to 59	1,200 to 1,350	10.00% (corresponding to $25.00 per quarter)	$25.00 × 19 = $475	N/A
60	1,300	10.00% (corresponding to $25.00 per quarter)	—*	$1,025

* The early redemption payment includes the contingent quarterly coupon with respect to the related observation date.

The total payment over the 15-year term of the securities is $275+ $325 + $475 + $1,025 = $2,100

This example illustrates the scenario where you receive a contingent quarterly coupon on every coupon payment date throughout the term of the securities and you receive your principal back at maturity, resulting in per annum interest rates equal to the applicable annual rates for each of the 15 years of the securities’ term. This example is the one in which your return on the securities is the highest; however we cannot provide any assurance that these circumstances will occur. To the extent that coupons are not paid on every coupon payment date in a given year during the term of the securities, the effective interest rate on the securities will be less than the applicable annual rate for that year, and could be zero.

Example 3—The securities are not redeemed prior to maturity, as the closing level is less than the initial index level on all quarterly redemption determination dates. The closing level is at or above the coupon barrier level on 14 out of the 60 quarterly observation dates during the term of the securities. On the final observation date, the underlying index closes at 920, which is below the coupon barrier level but above the downside threshold level. Therefore, you would receive (i) the contingent quarterly coupons with respect to those 14 observation dates immediately preceding the maturity date and (ii) the payment at maturity equal to $1,000, as illustrated by the table below:

Observation Date(s)	Closing Level on Observation Date(s)	Applicable Annual Rate	Total Contingent Quarterly Coupon(s)	Payment at Maturity
1 to 7	1,050 to 1,260	5.50% (corresponding to $13.75 per quarter)	$13.75 × 7 = $96.25	N/A
8 to 20	780 to 950	5.50% (corresponding to $13.75 per quarter)	$0	N/A
21 to 25	1,060 to 1,120	6.50% (corresponding to $16.25 per quarter)	$16.25 × 5 = $81.25	N/A
26 to 40	800 to 960	6.50% (corresponding to $16.25 per quarter)	$0	N/A
41 to 42	1,050 to 1,080	10.00% (corresponding to $25.00 per quarter)	$25 × 2 = $50	N/A
43 to 59	780 to 950	10.00% (corresponding to $25.00 per quarter)	$0	N/A
60	920	10.00% (corresponding to $25.00 per quarter)	—	$1,000

The total payment over the 15-year term of the securities is $96.25 + $81.25 + $50 + $1,000 = $1,227.50

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Example 4—The securities are not redeemed prior to maturity, as the closing level is less than the initial index level on all quarterly redemption determination dates. The closing level is below the coupon barrier level on all of the quarterly observation dates, including the final observation date on which the closing level is 600. Therefore, you would receive (i) no contingent quarterly coupons and (ii) because the final index level is not only below the coupon barrier level but also below the downside threshold level, the payment at maturity calculated as $1,000 × 600 / 1,500 = $400, as illustrated by the table below:

Observation Date(s)	Closing Level on Observation Date(s)	Applicable Annual Rate	Total Contingent Quarterly Coupon(s)	Payment at Maturity
1 to 20	800 to 980	5.50% (corresponding to approximately $13.75 per quarter)	$0	N/A
21 to 40	650 to 780	6.50% (corresponding to approximately $16.25 per quarter)	$0	N/A
41 to 59	550 to 720	10.00% (corresponding to $25.00 per quarter)	$0	N/A
60	600	10.00% (corresponding to $25.00 per quarter)	—	$400

The total payment over the 15-year term of the securities is $0 + $400 = $400. In this example, you will lose 60% of the principal amount of the securities, and will not receive any coupon payments over the 15-year term of the securities.

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Information About the S&P 500® Index

The underlying index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. The top 5 industry groups by market capitalization as of January 31, 2013 were: Technology, Financial Services, Health Care, Consumer Discretionary, Producer Durables.

In September 2012, S&P Dow Jones Indices LLC updated its index methodology so that, subject to several exceptions, shareholdings by specified types of insiders that represent more than 5% of the outstanding shares of a security are removed from the float for purposes of calculating the underlying index.

For more information about the underlying index, see “The S&P 500® Index” beginning on page S-6 of the accompanying Equity Index Underlying Supplement.

Information as of market close on February 5, 2013:

Bloomberg Ticker Symbol:	SPX
Current Closing Level:	1,511.29
52 Weeks Ago:	1,344.90
52 Week High (on 2/5/2013):	1,514.96
52 Week Low (on 6/4/2012):	1,266.74

The following graph sets forth the historical performance of the underlying index based on the daily historical closing levels from February 5, 2008 through February 5, 2013. The closing level for the underlying index on February 5, 2013 was 1,511.29. We obtained the closing levels below from the Bloomberg Professional® service. We have not independently verified the accuracy or completeness of the information obtained from the Bloomberg Professional® service. The historical levels of the underlying index should not be taken as an indication of future performance, and no assurance can be given as to the level of the underlying index on the valuation date.

S&P 500® Index Daily Index Closing Values February 5, 2008 to February 5, 2013

* The black dashed line in the graph indicates the hypothetical coupon barrier level and the red solid line indicates the hypothetical downside threshold level, in each case, assuming the index closing value on January 15, 2013 were the initial index value.

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

License Agreement

Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC.  “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P and have been licensed for use by S&P Dow Jones Indices LLC and its affiliates and sublicensed for certain purposes by HSBC.  The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by HSBC.

The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the underlying index to track general market performance.  S&P Dow Jones Indices’s only relationship to HSBC with respect to the underlying index is the licensing of the underlying index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices.  The underlying index is determined, composed and calculated by S&P Dow Jones Indices without regard to HSBC or the securities.  S&P Dow Jones Indices has no obligation to take the needs of HSBC or the holders of the securities into consideration in determining, composing or calculating the underlying index.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the securities. There is no assurance that investment products based on the underlying index will accurately track index performance or provide positive investment returns.  S&P Dow Jones Indices LLC is not an investment advisor.  Inclusion of a security within the underlying index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.   Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the securities currently being issued by HSBC, but which may be similar to and competitive with the securities.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the underlying index.  It is possible that this trading activity will affect the value of the underlying index and the securities.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE UNDERLYING INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY HSBC, HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE UNDERLYING INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND HSBC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Additional Information About the Securities

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the cover page of this document

General Information
Listing:	The securities will not be listed on any securities exchange.
Day count convention:	30/360
CUSIP:	40432XBD2
ISIN:	US40432XBD21
Minimum ticketing size:	$1,000 in principal amount.
Tax considerations:

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under this document and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal tax consequences of ownership and disposition of the securities. This discussion applies only to initial investors in the securities who:

•      purchase the securities at their “issue price”; and

•      will hold the securities as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•      certain financial institutions;

•      insurance companies;

•      certain dealers and traders in securities, commodities or foreign currencies;

•      investors holding the securities as part of a “straddle,” conversion transaction, integrated transaction or constructive sale transaction;

•      U.S. Holders, as defined below, whose functional currency is not the U.S. dollar;

•      partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•      regulated investment companies;

•      real estate investment trusts;

•      tax-exempt entities, including an “individual retirement account” or “Roth IRA”, as defined in Section 408 or 408A of the Code, respectively; or

•      persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this document may affect the tax consequences described herein. Persons considering the purchase of the securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

In the opinion of our counsel, Morrison & Foerster LLP, it would be reasonable to treat a security with terms described herein as a pre-paid executory contract that provides for a contingent quarterly coupon for U.S. federal income tax purposes. We intend to treat the securities consistent with this characterization for all tax purposes (in the absence of a change in law or an administrative or judicial ruling to the contrary). Pursuant to the terms of the securities, you agree to treat a security for U.S. federal income tax purposes as a pre-paid executory contract that provides for a contingent quarterly coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or the courts will agree with the tax treatment described herein. Accordingly, you should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments of the securities) and with respect to any tax consequences

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment of each security as described in the previous paragraph.

We will not attempt to ascertain whether any of the components of the underlying index would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any of the components of the underlying index were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the components of the underlying index, and consult your tax advisor regarding the possible consequences to you if any of the components of the underlying index are or become a PFIC or a USRPHC.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a security that is, for U.S. federal income tax purposes:

•      a citizen or resident of the United States;

•      a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof; or

•      an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the securities should equal the amount paid by the U.S. Holder to acquire the securities.

Tax Treatment of Contingent Quarterly Coupon. Any contingent quarterly coupon on the securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Early Redemption or Settlement of the Securities. Upon a sale, exchange, early redemption or settlement of the securities, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized (other than with respect to cash attributable to the contingent quarterly coupon, which should be treated as discussed above) on the sale, exchange, early redemption or settlement and the U.S. Holder’s tax basis in the securities sold, exchanged, redeemed or settled. Any such gain or loss should be long-term capital gain or loss. The deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above. In particular, the IRS could seek to treat a security as a single debt instrument. Such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, a holder would generally be required to accrue interest income over the term of the securities based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to the securities. In addition, any gain a holder might recognize upon the sale, exchange, or maturity of the securities would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the securities, and thereafter, would be capital loss. Because of the absence of authority regarding the appropriate tax characterization of the securities, it is also possible that the IRS could seek to characterize the securities in a manner that results in other tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize upon the sale, exchange, or maturity of the securities should be treated as ordinary gain or loss.

Other alternative federal income tax treatments of the securities are also possible, which if applied could also affect the timing and character of the income or loss with respect to the securities. On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by this notice.

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a U.S. Holder, unless such U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, or otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition of the securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a security that is for U.S. federal income tax purposes:

•   an individual who is classified as a nonresident alien;

•    a foreign corporation; or

•    a foreign trust or estate.

The term “Non-U.S. Holder” does not include any of the following holders:

•      a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•    certain former citizens or residents of the United States; or

•    a holder for whom income or gain in respect of the securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities.

Although significant aspects of the tax treatment of each security are uncertain, we intend to withhold on any contingent quarterly coupon made to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from or a reduction in the 30% withholding tax, a Non-U.S. Holder of the securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for a reduction of, or an exemption from withholding under, an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax advisers regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. holder. Under proposed U.S. Treasury Department regulations, certain payments or deemed payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the securities, may be treated as dividend equivalents. If enacted in their current form, the regulations will impose a withholding tax on payments or deemed payments made on the securities on or after January 1, 2014 that are treated as dividend equivalents. In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld. Further, Non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the securities in order to minimize or avoid U.S. withholding taxes.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the securities and the proceeds from a sale, exchange, early redemption or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act was enacted on March 18, 2010 and will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. account holders, including

February 2013

15 Year Contingent Income Auto-Callable Step-Up Securities Based on the Performance of the S&P 500® Index, due February 28, 2028, With 5-Year Initial Non-Call Period

With Coupon Payments and the Payment at Maturity Subject to the Performance of the S&P 500® Index

certain account holders that are foreign entities with U.S. owners, with such institution. The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.

These withholding and reporting requirements will generally apply to payments made after December 31, 2013. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the securities.

Paying agent:	HSBC Bank USA, N.A.
Calculation agent:	HSBC USA Inc., or one of its affiliates.
Non-trading days and market disruption events:	If an observation date or redemption determination date, as applicable, is not a scheduled trading day (as defined in the Equity Index Underlying Supplement), or if a market disruption event occurs on that day, then such observation date or redemption determination date will be the next succeeding day that is a scheduled trading day on which no market disruption event occurs or is continuing. If a market disruption event exists or continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the observation date or redemption determination date, as applicable, and the calculation agent will determine, in its discretion, the closing level of the underlying index by means of the formula for and method of calculating the underlying index which applied just prior to the market disruption event, using the underlying index’s traded or quoted price of each stock or other security in the underlying index (or if an event giving rise to a market disruption event has occurred with respect to a stock or other security in the underlying index and is continuing on that fifth scheduled trading day, the calculation agent’s good faith estimate of the value for that stock or other security). If an observation date or redemption determination date, as applicable, is postponed, then the related coupon payment date, redemption date, or the maturity date, as applicable, will also be postponed by the same number of business days and no interest will be paid in respect of such postponement.
Events of default and acceleration:

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described as described about under “Fact Sheet—Key Terms” in this free writing prospectus except that the accelerated contingent quarterly coupob will be calculated on the basis of a 360-day year consisting of twelve 30-day months. In that case, the scheduled trading day preceding the date of acceleration will be used as the final observation date for purposes of determining the final index level. If a market disruption event exists with respect to the underlying index on that scheduled trading day, then the accelerated final observation date for the underlying index will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled final observation date). The accelerated maturity date will then be the third business day following the postponed accelerated final observation date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Events of Default” and “Securities—Events of Default; Defaults” in the prospectus.

Supplemental plan of distribution (conflicts of interest):

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to Morgan Stanley Smith Barney LLC. HSBC Securities (USA) Inc. will act as agent for the securities and will receive a fee of up to $3.50 per $1,000 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of up to $3.50 for each security they sell.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

We expect to deliver the securities against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the securities occurs more than three business days from the pricing date, purchasers who wish to trade the securities more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.

February 2013

Page 17